UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (date of earliest event reported): March 8, 2017

Qumu Corporation
(Exact name of Registrant as Specified in its Charter)

Minnesota
(State Or Other Jurisdiction Of Incorporation)

000-20728	41-1577970
(Commission File Number)	(I.R.S. Employer Identification No.)

510 1st Avenue North, Suite 305
Minneapolis, MN	55403
(Address Of Principal Executive Offices)	(Zip Code)

(612) 638-9100
Registrant’s Telephone Number, Including Area Code

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Items under Sections 1 through 4 and 6 through 8 are not applicable and therefore omitted.

ITEM 5.02	DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS.
Effective March 8, 2017, the Compensation Committee of the Board of Directors of Qumu Corporation (the “Company”) approved and the Board of Directors of the Company ratified the establishment of the Company’s short-term incentive program for 2017 (the “2017 Incentive Plan”) and set the cash incentive pay opportunities under the 2017 Incentive Plan for the Company’s executive officers: Vern Hanzlik, President and Chief Executive Officer, and Peter J. Goepfrich, Chief Financial Officer.
Under the 2017 Incentive Plan, the Compensation Committee determined minimum, target and maximum amounts of four performance goals for 2017: core bookings, revenue, adjusted EBITDA, and cash flow from operations, which will each be weighted 25%. Core bookings is defined as the dollar value of signed non-cancellable customer purchase commitments for the following categories: (i) perpetual licenses, (ii) subscription and support for less than one year terms, (iii) hardware, (iv) professional services and other, and (v) maintenance and support for less than one year terms. Revenue and cash flow from operations will be determined in conformity with U.S. generally accepted accounting principles. Adjusted EBITDA is defined as earnings before interest, taxes, depreciation and amortization, adjusted by excluding expense associated with equity based compensation, but including cash incentive compensation expense and further adjusted by excluding $150,000 of budgeted severance expense.
The Compensation Committee retains the discretion to include or exclude items from any of the four performance goals and determine the amount of core bookings, revenue, adjusted EBITDA or cash flow from operations to be used in calculating incentive pay under the 2017 Incentive Plan.
Under the 2017 Incentive Plan, achievement of a performance goal at less than target level will result in proportionately decreasing incentive pay relating to that performance goal until the achievement fails to meet the minimum, at which point the executives are entitled to no incentive pay with respect to that performance goal. Achievement of a performance goal at greater than target level will result in proportionately increasing incentive pay relating to that performance goal. However, under the 2017 Incentive Plan, the maximum incentive pay that may be earned by an executive officer will not exceed 150% his incentive pay at the target level, even if actual performance exceeds the maximum level for any or all performance goals.
Additionally, the failure to achieve the minimum cash flow from operations, even if other performance goals are achieved, will result in no incentive pay under the 2017 Incentive Plan.
The Compensation Committee also is approving the cash incentive pay that the executive officers may earn under the 2017 Incentive Plan at the target level of achievement of each performance goal as a percentage of their respective salaries as follows: Mr. Hanzlik, 65%, and Mr. Goepfrich, 50%. At the maximum level of achievement, Mr. Hanzlik may earn incentive pay of 97.5% of his base salary and Mr. Goepfrich may earn incentive pay of 75% of his base salary.
The base salaries of Messrs. Hanzlik and Goepfrich were not changed from the base salaries in effect for 2016. As was the case for the 2016 Incentive Plan, for the purposes of determining incentive pay under the 2017 Incentive Plan to Mr. Hanzlik, the Compensation Committee will continue use Mr. Hanzlik’s lower base salary unadjusted for the higher cost of living index in the San Francisco, California metropolitan area.
Payout of the 2017 Incentive Plan will be in a combination of cash and performance stock units. The performance stock units represent a contractual right to receive shares of the Company’s common stock upon the achievement of the 2017 Incentive Plan performance goals. The form of performance stock unit award agreement is attached hereto as Exhibit 10.1 and incorporated by reference herein.
In connection with the 2017 Incentive Plan, Mr. Hanzlik was issued a number of performance stock units equal to the dollar value of 100% of the target level of achievement of the 2017 Incentive Plan divided by the fair market value of one share of the Company’s common stock on the date of issuance, or 105,642 performance stock units. In connection with the 2017 Incentive Plan, Mr. Goepfrich was issued performance stock units equal to the dollar value of 25% of his target levels of achievement of the 2017 Incentive Plan divided by the fair market value of one share of the Company’s common stock on the date of issuance, or 19,078 performance stock units.
In settlement of the performance stock units, the Company will issue a number of shares as is equal to the number of performance stock units issued multiplied by the total percentage achievement of the performance goals for the 2017 Incentive Plan after applying weighting. For Mr. Goepfrich, the remaining 2017 Incentive Plan incentive pay will be paid in cash based upon achievement of the four performance goals under the 2017 Incentive Plan. Achievement above 100% target for each executive officer will be paid solely in cash.
All incentive pay earned in 2017 will be determined or paid in the first quarter of 2018 and an executive officer must be employed by the Company as of December 31, 2017 and as of the payment date in order to receive any incentive pay under the 2017 Incentive Plan unless otherwise provided in the Company’s letter agreement with the executive officer relating to severance and change in control benefits. Additionally, all incentive payments are subject to “clawback” to the extent required by federal law and the Company’s Second Amended and Restated 2007 Stock Incentive Plan, as amended.
ITEM 9.01    FINANCIAL STATEMENTS AND EXHIBITS.

Exhibit No.	Description
10.1	Form of Performance Stock Unit Award Agreement adopted under 2017 Incentive Plan
SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

QUMU CORPORATION

	By:	/s/ Peter J. Goepfrich
Peter J. Goepfrich
Chief Financial Officer

Date: March 10, 2017